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                                                                    Exhibit 10.1


                        AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement is dated as of June 30, 2005 (this "Amendment") by and between Perrigo Company, a Michigan corporation (the "Company") and David T. Gibbons (the "Executive").

     WHEREAS the Company and the Executive are parties to that certain Employment Agreement dated as of April 19, 2000 (the "Employment Agreement") which provides, among other things, that the Company agrees to employ the Executive, subject to certain terms and conditions, as its President and Chief Executive Officer for a period ending on June 30, 2005 unless otherwise extended pursuant to the Employment Agreement; and

     WHEREAS the Company and the Executive wish to amend the Employment Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

     1.   Amendments.

          (a) The first sentence of Section 1(f) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

               "The `Agreement Term' shall be the period beginning on April 1, 2005 and ending on December 31, 2006."

          (b) Section 2 (a) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

               "The Executive shall receive a base salary at an annual rate of $750,000, payable in substantially equal monthly or more frequent installments (the "Salary). For the fiscal year beginning July 2, 2006 and thereafter, the Executive's Salary shall be reviewed by the Board to determine whether an increase in the amount of Salary is appropriate."

          (c) The second sentence of Section 2(b) is hereby deleted in its entirety and replaced by the following:

               "The MIB shall provide the Executive with a target opportunity of not less than 100% of annual salary."


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          (d) Section 2(d) of the Employment Agreement is hereby deleted in its entirety and replaced by the following:

               "Contingent Restricted Stock Award. The Executive shall also be awarded 67,159 shares of Restricted Stock (referred to as "Contingent Restricted Stock"). Such Contingent Restricted Stock Award shall be subject to the terms and conditions of a separate Restricted Stock Award Agreement. Except as otherwise specifically provided in this Agreement or any Restricted Stock Agreement, the shares of Contingent Restricted Stock shall be permanently forfeited if the Executive's Date of Termination occurs prior to December 31, 2006 (the "Contingent Vesting Date")."

          (e) Section 2(e) of the Employment Agreement is hereby amended to include a new paragraph at the end of Section 2(e) as follows:

               As part of the Company's annual Long Term Incentive program, the Executive shall be granted options to purchase shares of Common Stock under the Company's 2003 Long-Term Incentive Plan. The monetary values of the awards for fiscal years 2006 and 2007 shall be $1,645,500 and $1,500,000 (annualized), respectively. The number of options granted to the Executive in each award shall be determined by dividing the monetary value by the Black-Sholes value of Perrigo stock on the date of the grant. The dates of the stock option grants, which will be the same dates as the annual stock option awards for other employees, will be determined by the Compensation Committee (the "Additional Grant Dates"). The shares subject to such options shall have an exercise price equal to a fair market value (as defined in the Plan) of a share of Common Stock on the Additional Grant Dates and shall become exercisable on January 1, 2007. Such options shall be subject to the terms and conditions of an Option Agreement.

          (f) Notwithstanding anything to the contrary in the Employment Agreement, the parties understand and agree that, other than those options described in paragraph 1 (e) above, all unvested outstanding options to purchase shares of Common Stock (as defined in the Employment Agreement) shall become fully vested on June 30, 2005. All vested options may be exercised at any time prior to the end of their stated life.

          (g) Section 4(a)(iii) of the Employment Agreement is hereby deleted and replaced by the following:

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               "Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, including any payments and contributions that Executive has made in certain deferred compensation plans maintained by and through the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Executive's Date of Termination."

     2. Effect of Amendments. Except to the extent expressly amended hereby, the Employment Agreement shall remain in full force and effect in all respects.

     3. Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     4. Counterparts. This Amendment may be executed in one or more counterparts (including counterparts executed and delivered by facsimile, which shall be as counterparts executed and delivered manually), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.


     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first written above.


                                   PERRIGO COMPANY


                                   By:  /s/ Michael R. Stewart
                                        --------------------------------
                                        Name: Michael R. Stewart
                                        Title: Vice President of Human Resources


                                   DAVID T. GIBBONS


                                   By:  /s/ David T. Gibbons
                                        --------------------------------